UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       October 30, 2001
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

     On October 30, 2001, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports Third Quarter Diluted Earnings Per Share of 44 Cents; Provides Guidance for Fiscal Year 2002." The press release contained the following information.




                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Director of Investor Relations
          (913) 967-4109


                 Applebee's International Reports Third Quarter
                     Diluted Earnings Per Share of 44 Cents

                     Provides Guidance for Fiscal Year 2002

Overland Park, Kan., October 30, 2001 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $16.8 million, or 45 cents and 44 cents per share on a basic and diluted basis, respectively, for the third quarter ended September 30, 2001. The reported earnings per share are consistent with the company's earlier guidance and represent an increase of 12.5 percent and 10 percent on a basic and diluted basis, respectively, as compared with 40 cents per share on both a basic and diluted basis for the third quarter of 2000.

As previously reported, system-wide comparable sales increased 2.7 percent for the third quarter. Franchise and company restaurants increased 2.9 percent and
1.9 percent, respectively, for the third quarter.

The company also reported comparable sales for the October fiscal period, comprised of the four weeks ended October 28, 2001. System-wide comparable sales increased 1.6 percent, reflecting a 2.1 percent increase for franchise restaurants and a 0.3 percent decrease for company restaurants. The decrease in comparable sales for company restaurants reflects negative guest traffic of approximately 2.0 percent, offset in part by a higher average check.

Lloyd L. Hill, chairman and chief executive officer, said, "Given the uncertain economic and operating environment, we are pleased with our overall system-wide sales performance in the recent months of September and October. Sales trends in October have continued to be erratic in the aftermath of the September 11th events, with weekend traffic remaining stronger than weekday traffic. The timing of our October promotions resulted in no network television advertising for two weeks of the month while we had advertising in all four weeks of last year. While difficult to predict, we continue to expect system-wide comparable sales for the fourth quarter to be in the range of zero to 2 percent."

                                    - more -

Hill concluded, "Even as our economy has slowed, development remains on track with 74 restaurants opened year-to-date, and 2001 will mark the ninth
consecutive   year  that  the  Applebee's   system  has  opened  more  than  100
restaurants. Long-term consumer-dining habits are firmly entrenched, and given our dominant brand, franchise business model and strong price/value relationship, we believe we are well positioned to weather a weaker consumer-spending environment."

Other results for the third quarter and year-to-date periods ended September 30, 2001 included:

o Net earnings for the 39-week period ended September 30, 2001 were $51.4 million, or $1.39 and $1.36 per share, respectively, on a basic and diluted basis. This compares to net earnings in the same period of 2000 of $47.2 million, or $1.19 and $1.18 per share, respectively, on a basic and diluted basis. This represents an increase in basic and diluted earnings per share of 17 percent and 15 percent, respectively.

o System-wide sales for the Applebee's concept were a record $745.9 million for the third quarter, an increase of 12 percent over the prior year. System-wide sales for the 39-week period ended September 30, 2001 reached $2.19 billion, also up 12 percent.

o Operating revenues (comprised of company restaurant sales and franchise income) increased 9 percent for the third quarter and 10 percent for the year-to-date period.

o Applebee's ended the quarter with 1,358 restaurants system-wide (298 company and 1,060 franchise restaurants). During the third quarter of 2001, there were 34 new Applebee's restaurants opened system-wide, including 9 company and 25 franchised restaurants.

o In February 2001, the company's board of directors authorized an additional program to repurchase up to $55 million of the company's common stock through 2001, subject to market conditions and pursuant to applicable restrictions under the company's debt agreements. The company repurchased 195,000 shares of common stock in the third quarter at an average price of $27.71 for an aggregate cost of $5.4 million. As of September 30, 2001, $20.6 million remains available under this authorization. During 2001, the company has repurchased 1,909,000 shares at an average price of $23.56 for an aggregate cost of $45.0 million under this and previous authorizations.

The company expects to complete the refinancing of its existing credit facilities in early November with the establishment of a new $150 million revolving credit facility. As a result of the refinancing, non-recurring charges of approximately 10 cents per share are expected in the fourth quarter due to the write-off of previously deferred financing costs and the termination of interest rate swap agreements.

                                    - more -



                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                            13 Weeks Ended                         39 Weeks Ended
                                                  -----------------------------------    ------------------------------------
                                                   September 30,       September 24,      September 30,       September 24,
                                                       2001                2000               2001                2000
                                                  ----------------    ---------------    ----------------    ----------------
Revenues:
     Company restaurant sales...................   $   164,238         $  151,038         $  486,416          $  444,398
     Franchise income...........................        23,787             21,252             69,906              61,787
                                                  ----------------    ---------------    ----------------    ----------------
        Total operating revenues................       188,025            172,290            556,322             506,185
                                                  ----------------    ---------------    ----------------    ----------------
Cost of company restaurant sales:
     Food and beverage..........................        44,489             41,408            131,427             120,789
     Labor......................................        52,864             47,703            155,297             140,825
     Direct and occupancy.......................        41,459             38,005            123,322             109,760
     Pre-opening expense........................           632                322                899                 831
                                                  ----------------    ---------------    ----------------    ----------------
        Total cost of company restaurant sales..       139,444            127,438            410,945             372,205
                                                  ----------------    ---------------    ----------------    ----------------
General and administrative expenses.............        19,197             16,224             54,448              48,569
Amortization of intangible assets...............         1,463              1,460              4,388               4,366
Loss on disposition of restaurants and equipment           330                231              1,088                 906
                                                  ----------------    ---------------    ----------------    ----------------
Operating earnings..............................        27,591             26,937             85,453              80,139
                                                  ----------------    ---------------    ----------------    ----------------
Other income (expense):
     Investment income..........................           479                389              1,251               1,105
     Interest expense...........................        (1,831)            (2,225)            (6,231)             (6,856)
     Other income...............................           322                (79)               797                 342
                                                  ----------------    ---------------    ----------------    ----------------
        Total other expense.....................        (1,030)            (1,915)            (4,183)             (5,409)
                                                  ----------------    ---------------    ----------------    ----------------
Earnings before income taxes....................        26,561             25,022             81,270              74,730
Income taxes....................................         9,775              9,208             29,907              27,501
                                                  ----------------    ---------------    ----------------    ----------------
Net earnings....................................   $    16,786         $   15,814         $   51,363          $   47,229
                                                  ================    ===============    ================    ================

Basic net earnings per common share (a).........   $      0.45         $     0.40         $     1.39          $     1.19
                                                  ================    ===============    ================    ================
Diluted net earnings per common share (a).......   $      0.44         $     0.40         $     1.36          $     1.18
                                                  ================    ===============    ================    ================

Basic weighted average shares outstanding (a)...        36,911             39,147             36,980              39,729
                                                  ================    ===============    ================    ================
Diluted weighted average shares outstanding (a).        37,880             39,280             37,824              39,940
                                                  ================    ===============    ================    ================

(a) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 12, 2001.


The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                            13 Weeks Ended                         39 Weeks Ended
                                                  -----------------------------------    ------------------------------------
                                                   September 30,       September 24,      September 30,       September 24,
                                                       2001                2000               2001                2000
                                                  ----------------    ---------------    ----------------    ----------------
Revenues:
     Company restaurant sales................            87.3%               87.7%              87.4%               87.8%
     Franchise income........................            12.7                12.3               12.6                12.2
                                                  ----------------    ---------------    ----------------    ----------------
        Total operating revenues.............           100.0%              100.0%             100.0%              100.0%
                                                  ================    ===============    ================    ================

Cost of sales (as a percentage of
  company restaurant sales):
     Food and beverage.......................            27.1%               27.4%              27.0%               27.2%
     Labor...................................            32.2                31.6               31.9                31.7
     Direct and occupancy....................            25.2                25.2               25.4                24.7
     Pre-opening expense.....................             0.4                 0.2                0.2                 0.2
                                                  ----------------    ---------------    ----------------    ----------------
        Total cost of sales..................            84.9%               84.4%              84.5%               83.8%
                                                  ================    ===============    ================    ================
General and administrative expenses..........            10.2%                9.4%               9.8%                9.6%
Amortization of intangible assets............             0.8                 0.8                0.8                 0.9
Loss on disposition of restaurants and
  equipment..................................             0.2                 0.1                0.2                 0.2
                                                  ----------------    ---------------    ----------------    ----------------
Operating earnings...........................            14.7                15.6               15.4                15.8
                                                  ----------------    ---------------    ----------------    ----------------
Other income (expense):
     Investment income.......................             0.3                 0.2                0.2                 0.2
     Interest expense........................            (1.0)               (1.3)              (1.1)               (1.4)
     Other income............................             0.2                  --                0.1                 0.1
                                                  ----------------    ---------------    ----------------    ----------------
        Total other expense..................            (0.5)               (1.1)              (0.8)               (1.1)
                                                  ----------------    ---------------    ----------------    ----------------
Earnings before income taxes.................            14.1                14.5               14.6                14.8
Income taxes.................................             5.2                 5.3                5.4                 5.4
                                                  ----------------    ---------------    ----------------    ----------------
Net earnings.................................             8.9%                9.2%               9.2%                9.3%
                                                  ================    ===============    ================    ================



Item 9.           Regulation FD Disclosure

     Applebee's   International,  Inc. (the  "Company") also  included  guidance regarding its business outlook in the press release. These comments are included below.

BUSINESS OUTLOOK

Consistent with the company's previous guidance, fourth quarter diluted earnings per share are expected to be in the range of 42 to 45 cents, excluding the impact of non-recurring refinancing costs. Accordingly, fiscal year 2001 diluted earnings per share are expected to be in the range of $1.78 to $1.81 (exclusive of the refinancing costs), an increase of 11 to 13 percent over 2000 (fiscal year 2001 is a 52-week fiscal year as compared to 53 weeks in 2000).

The company also provided guidance as to its business outlook for fiscal year 2002.

o Over 100 new restaurants are expected to open again in 2002, including approximately 25 company restaurants and 80 to 90 franchise restaurants.

o    Based  on  the  current   economic   outlook  and  operating   environment,
     system-wide comparable sales are expected to increase in the range of zero to 2 percent.

o As a result of the refinancing of the company's existing credit facilities, interest expense for 2002 is expected to be in the range of $4.0 million to $4.5 million, assuming no significant change in interest rates.

o The company will adopt Statement of Financial Accounting Standards No. 142 at the beginning of 2002 resulting in the reduction of goodwill amortization and an increase in diluted earnings per share of approximately 9 cents.

o The uncertain economic environment lends a high degree of unpredictability in forecasting sales and earnings. Based on the foregoing assumptions, diluted earnings per share for 2002 are expected to be in the range of $2.05 to $2.13.

A conference call to review the third quarter 2001 results and the current business outlook will be held on Wednesday morning, October 31, 2001, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. As of October 28, 2001, there were 1,368 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

                                    - more -

The statements contained in the Business Outlook section of this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2001. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    October 30, 2001                    By: /s/  George D. Shadid
         ---------------------                 ---------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer